Exhibit 14.18 - $15,356,000 Credit Agreement Dated September 18, 2001
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                           CASTING TECHNOLOGY COMPANY


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                                CREDIT AGREEMENT

                            dated September 18, 2001




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                     BANK ONE, INDIANA, NATIONAL ASSOCIATION






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                                TABLE OF CONTENTS


Article                                                           Page

I.       DEFINITIONS

         1.1      Certain Definitions................................1
         1.2      Other Definitions; Rules of
                  Construction......................................10


II.      THE COMMITMENT AND THE LOANS

         2.1      Commitment of Bank One............................10
         2.2      Reduction of Commitments..........................10
         2.3      Fees..............................................10
         2.4      Disbursement of Loans.............................10
         2.5      Conditions for First Disbursement.................11
         2.6      Further Conditions for Disbursement...............13
         2.7      Subsequent Elections as to Borrowings.............13
         2.8      Limitation of Requests and Elections..............13
         2.9      Minimum Amounts; Limitation on
                  Number of Borrowings..............................14
         2.10     Security and Collateral...........................14


III.     PAYMENTS AND PREPAYMENTS OF LOANS

         3.1      Principal Payments and Prepayments................14
         3.2      Interest Payments.................................15
         3.3      Payment Method....................................15
         3.4      No Setoff or Deduction............................15
         3.5      Payment on Non-Business Day; Payment Computatio...15
         3.6      Additional Costs..................................16
         3.7      Illegality and Impossibility......................17
         3.8      Indemnification...................................17


IV.      REPRESENTATIONS AND WARRANTIES

         4.1      Existence and Power...............................17
         4.2      Authority.........................................18
         4.3      Binding Effect....................................18


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         4.4      Subsidiaries......................................18
         4.5      Litigation........................................19
         4.6      Financial Condition...............................19
         4.7      Use of Loans......................................19
         4.8      Consents, Etc.....................................20
         4.9      Taxes.............................................20
         4.10     Title to Properties...............................20
         4.11     ERISA.............................................20
         4.12     Disclosure........................................20
         4.13     Environmental and Safety Matters..................21

V.       COVENANTS

         5.1      Affirmative Covenants.............................22

                  (a)      Preservation of Existence, Etc...........22
                  (b)      Compliance with Laws, Etc................22
                  (c)      Maintenance of Properties; Insurance.....22
                  (d)      Reporting Requirements...................23
                  (e)      Accounting, Access to Records, Books, ...24
                  (f)      Additional Security and Collateral.......24
                  (g)      Further Assurances.......................24
                  (h)      Payment of Indebtedness to Others........25

         5.2      Negative Covenants................................25

                  (a)      Indebtedness.............................25
                  (b)      Indebtedness to Partners/Guarantors......26
                  (c)      Liens....................................26
                  (d)      Net Worth................................27
                  (e)      Merger, Acquisitions, Etc................27
                  (f)      Disposition of Assets, Etc...............27
                  (g)      Nature of Business.......................28
                  (h)      Transactions with Affiliates.............28
                  (i)      Negative Pledge Limitation...............28
                  (j)      Distributions and Other Restricted Pay...28
                  (k)      Investment, Loans, and Advances..........28
                  (l)      Inconsistent Agreements .................28
                  (m)      Payments following Guarantor Default.....28


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VI.      DEFAULT

         6.1      Events of Default.................................29
         6.2      Remedies..........................................31
         6.3      Remedies upon Guarantor Default...................32


VII.     MISCELLANEOUS

         7.1      Amendments, Etc...................................32
         7.2      Notices...........................................33
         7.3      No Waiver by Conduct; Remedies Cumulative.........33
         7.4      Reliance on and Survival of Various Provisions....33
         7.5      Expenses..........................................33
         7.6      Successors and Assigns............................34
         7.7      Counterparts......................................34
         7.8      Governing Law.....................................34
         7.9      Table of Contents and Headings....................35
         7.10     Construction of Certain Provisions................35
         7.11     Integration and Severability......................35
         7.12     Independence of Covenants.........................35
         7.13     Intent of the Parties.............................35
         7.14     Interest Rate Limitation..........................35
         7.15     Waiver of Jury Trial..............................36


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         EXHIBITS AND SCHEDULES

         Exhibit A-1                Amended and Restated Revolving Credit Note
         Exhibit A-2                Amended and Restated Term Note
         Exhibit B                  Request for Borrowing
         Exhibit C                  Request for Continuation or
                                    Conversion of Borrowing
         Exhibit D                  Confirmation of Security Agreement
         Exhibit E                  Amended and Restated Guaranty Agreement -
                                    Bank One

         Schedule 4.5               Litigation
         Schedule 4.9               Taxes
         Schedule 4.13              Environmental Matters
         Schedule 5.2(a)            Indebtedness
         Schedule 5.2(c)            Liens






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THIS CREDIT  AGREEMENT,  dated September __, 2001 (this  "Agreement"),  is among
Casting Technology Company, an Indiana general partnership (the "Company") and Bank One, Indiana, National Association, a national banking association ("Bank One" or "Bank").

                                  INTRODUCTION

        The  Company,  Bank One and Asahi Bank Ltd.  ("Asahi")  are party to the
Credit  Agreement  dated  August  26,  1999  (as  amended,   the  "Prior  Credit
Agreement").

        As a result of a default by Amcast Industrial Corporation, as guarantor, Bank One had declared a default under the Prior Credit Agreement.

     Amcast Industrial Corporation has acquired Izumi, U.S., a general partner of the Company and the debt to Asahi has been satisfied.

        The Company has requested that Bank One waive the default and increase its revolving credit facility to the aggregate principal amount of $6,500,000 and retain a term loan in the aggregate principal amount of $8,856,000 in order to provide funds to finance the Company's corporate purposes, and Bank One is willing to waive the default and maintain such a credit facility in favor of the Company on the terms herein set forth.

        It is a condition precedent to the financing contemplated hereby that the obligations owing hereunder, as described below, and under the related Revolving Credit Notes and Term Notes continue to be secured by the Security Documents, as further described below.

        In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

     "ACTI" means Amcast Casting Technologies, Inc., an Indiana corporation and a general partner of the Company.

                "Affiliate", when used with respect to any person, means any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.


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                "Amcast"   means   Amcast   Industrial   Corporation,   an  Ohio
corporation and parent corporation of ACTI and Izumi U.S.

                "Amcast Forbearance Agreement" means the agreement dated as of June 5, 2001 entered into between Bank One and Amcast relating, in part, to the Cash Collateral (as defined below).

                "applicable lending office" means, with respect to any Loan made by Bank One, the office or of any affiliate of Bank One located at the address set forth next to its name in the signature pages hereof or any other office or affiliate hereafter selected and notified to the Company by Bank One.

                "Borrowing" means the aggregation of Loans, or continuations and conversions of any Loans, made pursuant to Article II on a single date for a single Interest Period, which Borrowings may be classified for purposes of this Agreement by referring to the type of Loans comprising the related Borrowing, e.g., a "LIBOR Rate Borrowing" is a Borrowing comprised of LIBOR Rate Loans.

                  "Borrowing Base" means at any time an amount which is the lesser of (a) the sum of (i) 85% of Eligible Accounts, plus (ii) 60 % of Eligible Inventory or (b) $6,500,000.

                  "Borrowing Base Certificate" shall mean a Borrowing Base Certificate, in form and substance satisfactory to Bank One.

                  "Borrowing Date" means the date of disbursing the first Borrowing under Section 2.1 made in accordance with Sections 2.5 and 2.6.

                "Business Day" means a day other than a Saturday, Sunday or other day which is a legal holiday or on which banking institutions are authorized or required by law or other governmental action to close, in Indianapolis, Indiana, or Chicago, Illinois.

                "Capital Lease" of any person means any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such person.

                "Cash Collateral" means $1,050,000 to be pledged by Amcast on behalf of the Company as security for the Company's obligations hereunder.

                "Closing Date" means the date of this Agreement.

                "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

                "Commitment" means the commitment of Bank One to make Loans pursuant to Section 2.1, in amounts not exceeding in aggregate principal amount outstanding at any time of $15,356,000, as such amounts may be reduced from time to time pursuant to Section 2.2.

                "Confirmation of Security Agreement" means the Confirmation of Security Agreement entered into by the Company in substantially the form of Exhibit D hereto.

                "Consolidated" or "consolidated" means, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

                "Cumulative Net Income before Taxes" of any person means, as of any date, the net income (before deducting for income and other taxes of the person, or the Partners in the case of the Company, determined by reference to the income or profits of the person) for the period commencing on the specified date through the end of the most recently completed fiscal year of the person (but without reduction for any net loss incurred for any fiscal year during the period), taken as one accounting period, all as determined in accordance with generally accepted accounting principles.

                "Default"  means any of the events or  conditions  described  in
Section 6.1 which might become an Event of Default with notice or lapse of time or both.

                "Dollars" and "$" means the lawful money of the United States of America.

                "Effective Date" means the effective date specified in the first paragraph of this Agreement.

                "Eligible Accounts" means the portion of the Company's accounts that the Bank determines from time to time in its sole discretion, based on credit policies, market conditions, the Company's business and other matters, is eligible for use in calculating the Borrowing Base. Without limiting the Bank's right to determine which accounts are Eligible Accounts, no account will be an Eligible Account in calculating the Borrowing Base, unless, at a minimum, such account is unconditionally due and owing to the Company, exclusive of sales or other taxes, from a party (the "Account Debtor") which meets the qualifications stated herein and meets all the following requirements until it is collected in full: (a) the account remains due and payable and not more than 90 days have elapsed from the date of the original invoice therefor, or if a special dating program has been approved in writing by the Bank, the account is due and payable on a date permitted by the terms of such dating program and is not past-due; (b) the account arises from the Company's completed performance of a sale of goods and/or related services, all such goods have been lawfully shipped and invoiced to the Account Debtor, and upon the Bank's request, copies of all invoices, together with all shipping documents and delivery receipts evidencing any shipment have been delivered to the Bank; (c) the account does not arise from a contract with any government or agency thereof or from a consumer; (d) the account is not subject to any prior assignment, claim, lien, security interest, or setoff; (e) the account is not subject to any credit, contra account, allowance, adjustment, levy, return of goods, or discount (collectively a "Contra"), provided, however, that unless the Account Debtor has asserted a Contra, if the amount of the account exceeds the amount of the Contra, such excess portion of the account shall be deemed to be an Eligible Account to the extent of such excess if such excess meets all other requirements of this definition; (f) the account does not arise from a transaction with a person, corporation or entity affiliated with the Company; (g) the Company has not received notice of bankruptcy, insolvency, reorganization, assignment for benefit of creditors, composition, default in any obligations or other such financial difficulties of the Account Debtor; (h) the account is not evidenced by any chattel paper, promissory note, payment instrument or written agreement;
(i) the account does not arise from an Account Debtor whose mailing address or executive office is located outside the United States or Canada, unless the Bank is the beneficiary and/or assignee of a letter of credit from a bank satisfactory to the Bank; (j) the account does not arise from an Account Debtor to whom the Company has determined to ship goods on a "cash on delivery" or C.O.D. basis; (k) the account does not arise from an Account Debtor who, in the aggregate, has more than 25% of its accounts (in number or in value) with the Company not paid in full when more than 90 days have elapsed from the dates of the original invoices therefor; and (l) the Bank has not notified the Company that the account or the Account Debtor is unsatisfactory or unacceptable (although the Bank reserves the right to do so in its sole discretion at any time).

                  "Eligible Inventory" means that portion of the Company's inventory that the Bank determines from time to time, based on credit policies, market conditions, the Company's business and other matters, is eligible for use in calculating the Borrowing Base. For purposes of determining the Borrowing Base, Eligible Inventory (unless the Bank agrees otherwise in writing) shall not include work in process, obsolete or discontinued inventory, supply items, packaging, the freight portion of raw materials, inventory in the possession or control of a third person for processing or storage, consigned inventory, or inventory in transit. All Inventory shall be valued at the lesser of cost on a FIFO basis or market.

                "Environmental Laws" at any date means all provisions of law, statute, ordinance, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

                "ERISA Affiliate" means any trade or business (whether or not incorporated) which, together with the Company or any Subsidiary of the Company, would be treated as a single employer under Section 414 of the Code.

                "Event of Default" means any of the events or conditions described in Section 6.1.

                "Existing Loans" means Loans made under the Prior Credit Agreement, outstanding as of the Effective Date of this Agreement including three (3) Revolving Credit Loans in the amounts of $1,200,000, $2,100,000 and $1,200,000 totaling $4,500,000 and the Term Loan with the amount outstanding of $8,856,000.

                "Floating Rate" means the per annum rate that is equal to the Prime Rate.

                "Floating Rate Interest Period" means, with respect to any Floating Rate Loan, the period commencing on the day such Floating Rate Loan is made or converted to a Floating Rate Loan and ending on the last day of the calendar month, and each subsequent month, provided, however, that (a) each Floating Rate Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, and (b) if the Floating Rate Interest Period before the Termination Date would otherwise end on a day other than the Termination Date, then such Floating Rate Interest Period shall end as of the Termination Date and no Floating Rate Interest Period which would end after the Termination Date shall be permitted.

                "Floating Rate Loan" means any Loan which bears interest at the Floating Rate.

                "generally  accepted  accounting   principles"  means  generally
accepted accounting principles applied on a basis consistent with that reflected in the audited financial statements referred to in Section 4.6.

                "Guaranty" means the Guaranty-Bank One.

                "Guarantor" means Amcast and each person otherwise entering into a guaranty from time to time.

                "Guarantor  Default"  means  an Event of  Default  set  forth in
Section 6.1(i) of this Agreement.

                "Guaranty-Bank One" means the Second Amended and Restated Guaranty Agreement-Bank One of even date herewith, entered into by Amcast for the benefit of Bank One, in substantially the form of Exhibit E hereto, and as otherwise amended, modified, or confirmed from time to time.

                "Indebtedness" of any person means, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of Unfunded Benefit Liabilities under any Plan or of any ERISA Affiliate, (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (h) all obligations of others similar in character to those described in clauses (a) through (g) of this definition for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

                "Interest  Payment  Date"  means  the last  day of the  Interest
Period.

                "Interest Period" means any Floating Rate Interest Period and any LIBOR Rate Interest Period.

     "Izumi U.S." means Izumi, Inc., a Delaware corporation and a general partner of the Company.

                "LIBOR Rate" means the average of the London interbank offered rates set forth on the "LIBO" page of the Reuters Monitor Money Rate Service (or appropriate successor or comparable replacement) determined by Bank One at approximately 11:00 a.m. London time three Business Days after receipt of Exhibit B in accordance with the provisions of Section 2.4 or Exhibit C in accordance with the provisions of Section 2.7.

                "LIBOR Rate Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the day such LIBOR Rate Loan is made or converted to a LIBOR Rate Loan and ending on the thirtieth day thereafter and each subsequent thirty day period, provided, however, that (a) each LIBOR Rate Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, and (b) if the LIBOR Rate Interest Period before the Termination Date would otherwise end on a day other than the Termination Date, then such LIBOR Rate Interest Period shall end as of the Termination Date and no LIBOR Rate Interest Period which would end after the Termination Date shall be permitted.

                "LIBOR Rate Loan" means any Loan which bears interest at the LIBOR Rate plus 225 basis points.

                "Lien" means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

                "Loan" means any Revolving Credit Loan and any Term Loan including Existing Loans. Any such Loan or portion thereof may also be denominated as a LIBOR Rate Loan until converted to a Floating Rate Loan and such LIBOR Rate Loans and Floating Rate Loans are referred to herein as "types" of Loans.

                "Management Committee" means the Management Committee of the Company established under Section 2.02-1 of the Partnership Agreement.

                "Maturity Date" means the maturity date of the Term Loan maintained under Section 2.1(b), which will be August 3, 2003.

                "Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

                "Net Worth" of any person means, as of any date, the net worth of such person (or, in the case of the Company, the net partners capital of the Company), as defined under generally accepted accounting principles.

                "Note" means any Revolving Credit Note or Term Note including any Revolving Credit Note or Term Note evidencing the Existing Loans.

                "Overdue Rate" means (a) in respect of principal of Loans, a rate per annum that is equal to the sum of two percent (2%) per annum plus the per annum rate in effect thereon until the end of the then-current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of two percent (2%) per annum plus the Floating Rate, and (b) in respect of other amounts payable by the Company hereunder, a per annum rate that is equal to the sum of two percent (2%) per annum plus the Floating Rate.

                "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Partners" means ACTI and Izumi U.S., the general  partners of the Company.

                "Partnership Agreement" means that certain Amended and Restated Joint Venture Partnership Agreement, dated April 14, 1994, between the Partners, as it may be amended from time to time.

                "Payment Date" means each February 3, May 3, August 3, and November 3, commencing on the first such date occurring after the Effective Date.

                "Permitted Liens" means Liens permitted by Section 5.2(c) hereof.

                "Person" or "person" shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

                "Plan" means any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by the Company, any Subsidiary of the Company or any ERISA Affiliate, or by any other person if the Company, any Subsidiary of the Company or any ERISA Affiliate could have liability with respect to such pension plan.

                "Prime Rate" means the per annum rate announced by Bank One from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged Bank One to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

                "Prohibited Transaction" means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

                "Reportable  Event"  means a  reportable  event as  described in
Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

                "Revolving Credit Loan" means any borrowing under Section 2.4 evidenced by the Revolving Credit Notes and made pursuant to Section 2.1.

                "Revolving Credit Note" means any promissory note of the Company evidencing the Revolving Credit Loans, in substantially the form annexed hereto as Exhibit A-1, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

                "Security Agreement" means the Security Agreement dated as of July 28, 1995, entered into by the Company for the benefit of Bank One, as amended or modified from time to time.

                "Security Documents" means, collectively, the Security Agreement, the Guaranty, the document evidencing the collateral interests as described in Section 2.10 and all other related agreements and documents, including amendments, confirmations, financing statements, and similar documents, otherwise entered into by any person to secure the Company's obligations under this Agreement.

                "Subsidiary" of any person means any other person (whether now existing or hereafter organized or acquired) in which (other than directors' qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" means a Subsidiary of the Company.

                "Term Loan" means any borrowing under Section 2.4 evidenced by the Term Note and made pursuant to Section 2.1. The Term Loan shall be continued as a LIBOR Rate Loan or Floating Rate Loan.

                "Term Note" means the promissory note of the Company evidencing the Term Loans in substantially the form annexed to the Prior Credit Agreement as Exhibit A-2, as amended and restated in the Amended and Restated Term Note attached hereto as Exhibit A-2 and as may be modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

                "Termination Date" (of the revolver period) means the earlier to occur of (a) September 1, 2002, and (b) the date on which the Commitment shall be terminated pursuant to Section 6.2.

                "Unfunded Benefit Liabilities" means, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

        1.2 Other Definitions; Rules of Construction. As used herein, the terms "Company", "Bank One", "Prior Credit Agreement", and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraphs of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with generally accepted accounting principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                                   ARTICLE II

                          THE COMMITMENT AND THE LOANS

         2.1      Commitment of Bank One.
                  ----------------------

                  (a) Revolving Credit Loans. Bank One agrees, subject to the terms of this Agreement, to make Revolving Credit Loans to the Company pursuant to Section 2.4, from time to time from and including the Borrowing Date to but excluding the Termination Date, not to exceed the Borrowing Base in aggregate principal amount at any time outstanding.

     (b) Term Loan. Bank One agrees, subject to the terms of this Agreement, to maintain a single Term Loan to the Company with a principal presently outstanding of $8,856,000.

         2.2 Reduction of Commitment. The Company shall have the right to reduce the Commitment at any time and from time to time, provided that (a) the Company shall give notice of such reduction to Bank One specifying the amount and effective date thereof, (b) each partial reduction of the Commitments shall be in a minimum amount of $500,000 and in an integral multiple of $50,000 and shall reduce the Commitment, (c) no such reduction shall be permitted with respect to any portion of the Commitment as to which a request for a Borrowing pursuant to
Section 2.4 is then pending, and (d) the Commitment may not be reduced below the principal amount of Loans then outstanding. The Commitment or any portion thereof reduced pursuant to this Section 2.2, whether optional or mandatory, may not be reinstated.

         2.3 Fees. The Company agrees to pay to Bank One a commitment fee on the daily average unused amount of the Commitment, for the period from the Effective Date to but excluding the Termination Date, at a rate equal to three-eighths of one percent (3/8 of 1%) per annum. Accrued commitment fees shall be payable quarterly in arrears on each Payment Date, and also on the Termination Date.

        2.4 Disbursement of Loans . (a) The Company shall give Bank One notice of its request for each Borrowing of Revolving Credit Loans in substantially the form of Exhibit B hereto, in the case of each Floating Rate Borrowing, not later than 10:00 a.m. Indianapolis time one Business Day prior to the date such Borrowing is requested, and in the case of each LIBOR Rate Borrowing, not later than 10:00 a.m. Indianapolis time, three Business Days prior to the date such Borrowing is requested which notice shall specify the Interest Period to be initially applicable to such Borrowing.

                (b) Subject to the terms of this Agreement, the proceeds of each such requested Loan shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Company at the principal office of Bank One.

                (c) All Revolving Credit Loans made under this Section 2.4 shall be evidenced by the Revolving Credit Note and the Term Loan made under this
Section 2.4 shall be evidenced by the Term Note, and all such Loans shall be due and payable and bear interest as provided in Article III. The Company authorizes Bank One to record in its books and records the date, and amount and type of each Loan and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and any other appropriate information which books and records shall constitute prima facie evidence of the information so recorded, provided, however, that failure of Bank One to record, or any error in recording, any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Loan, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Notes and this Agreement. Subject to the terms of this Agreement, the Company may borrow Revolving Credit Loans under this Section 2.4, prepay Revolving Credit Loans pursuant to Section 3.1 and reborrow Revolving Credit Loans but not the Term Loan under this Section 2.4.

        2.5 Conditions for First Disbursement. The obligation of Bank One to make the first Borrowing hereunder is subject to Bank One receiving the following documents and the following matters being completed, in form and substance satisfactory to Bank One:

                  (a) Charter Documents. Certificates of recent date of the appropriate authority or official of the Company's, Amcast's, and each of the Partners' respective state of organization or incorporation listing all charter documents of the Company, Amcast, and the Partners, respectively, on file in that office and certifying as to the good standing and valid existence of the Company, Amcast, and the Partners, respectively, together with copies of such charter documents of the Company, Amcast, and the Partners, respectively, certified as of a recent date by such authority or official and certified as true and correct as of the Closing Date by a duly authorized general partner or officer of the Company, Amcast, or the Partners, as appropriate;

                  (b) By-Laws and Authorizations. Copies of the by-laws of Amcast and the Partners, together with all authorizing resolutions and evidence of other action taken by the Company, Amcast, and the Partners to authorize the execution, delivery and performance by the Company and Amcast of this Agreement, the Notes, and the Security Documents to which the Company and Amcast, respectively, is a party and the consummation by the Company and Amcast, respectively, of the transactions contemplated hereby and thereby, certified as true and correct as of the Closing Date by a duly authorized general partner or officer of the Company, Amcast, or the Partners, as appropriate;

                  (c) Incumbency Certificate. Certificates of incumbency of the Company, Amcast and the Partners containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company, Amcast and the Partners in connection with this Agreement, the Notes, and the Security Documents to which the Company or Amcast is a party and the consummation by the Company and Amcast of the transactions contemplated hereby, certified as true and correct as of the Closing Date by a duly authorized general partner or officer of the Company, Amcast or the Partners, as appropriate;

     (d) Notes. The Amended and Restated Revolving Credit Note and Amended and Restated Term Note are duly executed on behalf of the Company;

                  (e) Security Documents. The Confirmation of Security Agreement duly executed on behalf of the Company and the Guaranty Agreement-Bank One duly executed on behalf of Amcast, granting to Bank One the collateral and security intended to be provided pursuant to Section 2.10, together with:

     (i) Recording, Filing, Etc. Evidence of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as Bank One may deem necessary or appropriate with respect to the Security Documents, including the filing of financing statements and similar documents which Bank One may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to Bank One thereunder, together with Uniform Commercial Code record searches in such offices as Bank One may request;

     (ii) Leased Property; Landlord Waivers. A schedule setting forth all real property leased by the Company, together with copies of the related leases, certified as true and correct as of the Effective Date by a duly authorized partner of the Company and an agreement of each landlord under such leases, in form and substance acceptable to Bank One, waiving its distraint, lien and similar rights with respect to any property subject to the Security Documents and agreeing to permit Bank One to enter such premises in connection therewith; and

     (iii)Casualty and Other Insurance. Evidence that the casualty and other insurance required pursuant to Section 5.1(c) and paragraph 1(e) of the Security Agreement is in full force and effect;

                (f) Legal Opinions. The favorable written opinion of Thompson Hine LLP, counsel for the Company, Amcast, and the Partners, and of Baker & Daniels, their special Indiana counsel which collectively will address each of the matters set forth in Sections 4.1 (other than Section 4.1(c)), 4.2, 4.3, and 4.8, in paragraph 1(a) of the Security Agreement, and paragraphs 5(a), (b), (c), and (g) of the Guaranty, and such other matters as Bank One may reasonably request;

                (g) Consents, Approvals, Etc. Copies of all governmental and non-governmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Company or Guarantor in connection with the execution, delivery and performance of this Agreement, the Notes, or the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes or any of the Security Documents, certified as true and correct and in full force and effect as of the Closing Date by a duly authorized general partner of the Company, or if none are required, a certificate of a general partner to that effect; and

     (h) Cash Collateral. The deposit of the Cash Collateral in an account at Bank One.

     2.6 Further Conditions for Disbursement. The obligation of Bank One to make any Loan or any continuation or conversion under Section 2.7, is further subject to the following conditions precedent being satisfied:

                  (a) The representations and warranties contained in Article IV and in the Security Documents shall be true and correct on and as of the date such Loan is made (both before and after such Loan is made) as if such representations and warranties were made on and as of such date;

                  (b) No Event of Default or Default shall exist or shall have occurred and be continuing on the date such Loan is made (whether before or after such Loan is made);

                  (c) The Company shall have executed and delivered all further documents and taken all further action that Bank One may request in order to perfect its security interest in the collateral to be purchased with the proceeds of the requested Loan.

                (d) The Company shall have delivered Borrowing Base Certificates to Bank One on a weekly basis by the end of the second Business Day after each Friday.

The Company shall be deemed to have made a representation and warranty to Bank One at the time of the making of, and the continuation or conversion of, each Loan to the effect set forth in clauses (a) and (b) of this Section 2.6. For purposes of this Section 2.6, the representations and warranties contained in
Section 4.6 shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 5.1(d)(ii) and (iii).

        2.7 Subsequent Elections as to Borrowings. Each Revolving Credit Loan and Term Loan outstanding under the terms of the Prior Credit Agreement as a Floating Rate Loan shall continue as a Floating Rate Loan until the end of the then-applicable Floating Rate Interest Period (as defined in the Prior Credit Agreement), at which time Company shall give Bank One notice of its request for each continuation or conversion of borrowing in substantially the form of Exhibit C hereto, in the case of each Floating Rate Borrowing, not later than 10:00 a.m. Indianapolis time one Business Day prior to the date such Borrowing is requested, and in the case of each LIBOR Rate Borrowing, not later than 10:00 a.m. Indianapolis time, three Business Days prior to the date such Borrowing is requested which notice shall specify the Interest Period to be initially applicable to such Borrowing. Such Floating Rate Loan shall be converted into a Floating Rate Loan with a Floating Rate Interest Period of not more than a calendar month or LIBOR Rate Loan with LIBOR Rate Interest Period of not more than thirty (30) days.

        2.8 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, and in order to give effect to the provisions of Section 3.1(a), the Company shall make requests for Borrowings pursuant to Section 2.4, and requests for continuations of Borrowings pursuant to Section 2.7, such that, on each date that any scheduled principal payment is due with respect to any Loan pursuant to Section 3.1(a), Loans having an Interest Period ending on such date are outstanding on such date in an aggregate principal amount not less than the amount of such principal payment.

        2.9 Minimum Amounts; Limitation on Number of Borrowings. Except for (a) Borrowings which exhaust the entire remaining amount of the Commitment and (b) payments required pursuant Section 3.7, each Borrowing and each continuation pursuant to Section 2.7 and each prepayment thereof shall be in a minimum amount of $50,000 and in an integral multiple of $10,000.

        2.10 Security and Collateral. To secure the payment when due of the Notes and all other obligations of the Company under this Agreement to Bank One, the Company shall execute and deliver, or cause to be executed and delivered, to Bank One Security Documents granting the following:

     (a) Security interests in all presently owned machinery, equipment, inventory, accounts and general intangibles of the Company.

     (b) Security interests in all other security and collateral described in the Security Documents.

(c) An assignment of deposit accounts pursuant to which Amcast assigns the account containing the Cash Collateral to Bank One.

     (d) A mortgage interest on real estate located at 1450 Musicland Drive, Franklin, IN 46131.

                                   ARTICLE III

                        PAYMENTS AND PREPAYMENTS OF LOANS

        3.1 Principal Payments and Prepayments. (a) Unless earlier payment is required under this Agreement (i) the Company shall pay to Bank One on the Termination Date the entire outstanding principal amount of the Revolving Credit Loans and (ii) the Company shall pay to Bank One the outstanding principal amount of the Term Loan in 7 equal quarterly installments of $750,000 each payable on each Payment Date, to and including the Maturity Date, when the entire outstanding principal amount of the Term Loan shall be due and payable.

     (b) Subject to Section 2.9 above, the Company may at any time and from time to time prepay all or a portion of the Borrowings, without premium or penalty.

     (c) All prepayments of the Term Loan, whether optional or mandatory, shall be applied to installments of principal of the Term Loan in inverse order of their maturities and no partial prepayment of the Term Loan shall reduce the amount or defer the date of the scheduled installments of principal required to be paid thereon.

        3.2 Interest Payments. The Company shall pay interest to Bank One on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand. Notwithstanding the foregoing, the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full, provided, however, that interest shall accrue and be computed on any installment of interest which has become due and remains unpaid at the lower of the Overdue Rate and the highest legal rate then permitted on such amounts from the time at which it becomes due until paid.

        3.3 Payment Method. (a) All payments to be made by the Company hereunder will be made in Dollars and in immediately available funds to Bank One at its address set forth in Section 7.2 not later than 1:00 p.m. Indianapolis time on the date on which such payment shall become due. Payments received after 1:00 p.m. Indianapolis time shall be deemed to be payments made prior to 1:00 p.m. Indianapolis time on the next succeeding Business Day. The Company authorizes the Bank One to charge its account with Bank One in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

                (b) At the time of making each such payment, the Company shall, subject to the other terms of this Agreement, specify to Bank One that Loan or other obligation of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, the Bank One may apply such payments as it may determine in its sole discretion to obligations of the Company to Bank One arising under this Agreement or otherwise.

        3.4 No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

        3.5 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days (or 365 or 366 days as the case may be, when determining the Floating Rate) for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

        3.6 Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank One, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank One with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank One of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of Bank One, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which Bank One, as the case may be, has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank One. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by Bank One and submitted by Bank One to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

                (b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank One, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank One with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank One (or any corporation controlling Bank One) and Bank One, as the case may be, determines that the amount of such capital is increased by or based upon the existence of Bank One's obligations hereunder and such increase has the effect of reducing the rate of return on Bank One's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which Bank One (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank One to be material, then the Company shall pay to Bank One, as the case may be, from time to time, upon request by Bank One, additional amounts sufficient to compensate Bank One (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank One reasonably determines to be allocable to the existence of Bank One's obligations hereunder for the period of up to 200 days after the event resulting in the increased capital requirement and reduced rate of return. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank One, as the case may be, and submitted by Bank One to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

        3.7 Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank One, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank One with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain any LIBOR Rate Loan under this Agreement, the Company shall upon receipt of notice thereof from Bank One, repay in full the then-outstanding principal amount of each LIBOR Rate Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to Bank One under Section 3.8, (a) on the last day of the then-current LIBOR Interest Period applicable to such Loan if Bank One may lawfully continue to maintain such Loan to such day, or (b) immediately if the Bank may not continue to maintain such Loan to such day.

        3.8 Indemnification. If the Company makes any payment of principal with respect to any Loan on any other date than the last day of the Interest Period applicable thereto (whether pursuant to Section 3.7, Section 6.2 or otherwise), or if the Company fails to borrow any Loan after notice has been given to Bank One in accordance with Section 2.4, or if the Company fails to make any payment of principal or interest in respect of a Loan when due, the Company shall reimburse Bank One on demand for any resulting loss or expense incurred by each Bank One, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not Bank One shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail and submitted by Bank One to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable under this Section 3.8 shall be made as though Bank One shall have actually funded or committed to fund the relevant Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the related Interest Period; provided, however, that Bank One may fund any Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 3.8.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants that:

        4.1 Existence and Power. (a) The Company is a general partnership organized, validly existing and is good standing under the laws of the State of Indiana, and is qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. The Company has all requisite partnership power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement, the Notes and the Security Documents to which it is a party and to engage in the transactions contemplated by this Agreement.

                (b) Each of the Partners is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law (including without limitation the State of Indiana). Each of the Partners has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement on behalf of the Company.

                (c) The partnership interests in the Company are held beneficially and of record sixty percent (60%) by ACTI and forty percent (40%) by Izumi U.S. Amcast owns beneficially and of record all of the outstanding equity securities of ACTI and Izumi U.S.

        4.2 Authority. (a) The execution, delivery and performance by the Company of this Agreement, the Notes, and the Security Documents to which it is a party are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's charter, or of any contract or undertaking to which the Company is a party or by which the Company or its property may be bound or affected and will not result in the imposition of any Lien except for Permitted Liens.

                (b) The execution, delivery and performance by the Partners on behalf of the Company of this Agreement, the Notes, and the Security Documents to which the Company is a party have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the charter of either Partner, or of any contract or undertaking to which either Partner is a party or by which either Partner or its property may be bound or affected and will not result in the imposition of any Lien except for Permitted Liens.

        4.3 Binding Effect. This Agreement is, and the Notes and the Security Documents to which the Company is a party when delivered hereunder will be, legal, valid and binding obligations of the Company and its Partners, enforceable against the Company and its Partners in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        4.4 Subsidiaries. The Company has no Subsidiaries as of the date hereof, but each corporation becoming a Subsidiary of the Company after the date hereof will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and will be duly qualified to do business in each additional jurisdiction where such qualification may be necessary under applicable law. Each Subsidiary of the Company will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary of the Company will be validly issued and will be fully paid and nonassessable and, except as disclosed in writing to Bank One from time to time, will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any Liens.

        4.5 Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided might result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries or in any material adverse effect on the legality, validity or enforceability of this Agreement, the Notes or any Security Document and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

        4.6 Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for the fiscal year ended August 31, 2000, as provided by the Company to the Partners under the Partnership Agreement, and the interim consolidated balance sheet and interim consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries, as of or for the 10-month period ended on June 3, 2001, copies of which have been furnished to Bank One, fairly present, and the financial statements of the Company and its Subsidiaries delivered pursuant to
Section 5.1(d) will fairly present, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with generally accepted accounting principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries since June 3, 2001, except as has been previously disclosed to Bank One by the Company. There is no material contingent liability of the Company that is not reflected in such financial statements or in the notes thereto.

        4.7 Use of Loans. The Company will use the proceeds of the Loans to finance the Company's business. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Loan, such margin stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement or any Security Document that may cause any Loan to be deemed secured, directly or indirectly, by margin stock.

        4.8 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Company pursuant to
Section 2.5(g), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Company or any of its Subsidiaries, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement, the Notes, the Security Documents or the transactions contemplated hereby or thereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes or any of the Security Documents.

        4.9 Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof. Except as set forth in Schedule 4.9 hereto, neither the Company nor any of its Subsidiaries knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted by the Company or any Subsidiary.

        4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, the Company or one or more of its Subsidiaries have good and marketable fee simple title to all of the real property, and a valid and indefeasible ownership interest in all of the other properties and assets (including, without limitation, the collateral subject to the Security Documents to which any of them is a party) reflected in said balance sheet or subsequently acquired by the Company or any Subsidiary. All of such properties and assets are free and clear of any Lien except for Permitted Liens.

        4.11 ERISA. The Company, its Subsidiaries, the ERISA Affiliates and the Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any Plan. None of the Company, any of its Subsidiaries or any of the ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Company, its Subsidiaries and the ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of the respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. The execution, delivery and performance of this Agreement, the Notes, and the Security Documents does not constitute a Prohibited Transaction. There is no material Unfunded Benefit Liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan.

        4.12 Disclosure. No report or other information furnished in writing or on behalf of the Company, any Partner, or any Guarantor to Bank One in connection with the negotiation or administration of this Agreement or the Prior Credit Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the Notes, the Security Documents, nor any other document, certificate, or report or other information furnished to Bank One by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially and adversely affects, or which in the future may (so far as the Company can now foresee) materially and adversely affect, the business, properties, operations or condition, financial or otherwise, of the Company, any Partner, or any Subsidiary, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to Bank One by or on behalf of the Company, any Partner, or any Guarantor in connection with the transactions contemplated hereby.

        4.13 Environmental and Safety Matters. The Company and each Subsidiary is in compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all Environmental Laws in jurisdictions in which the Company or any Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real property or otherwise. No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or threatened against the Company or any of its Subsidiaries, any real property in which the Company or any such Subsidiary holds or has held an interest or any past or present operation of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries (a) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (b) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any Environmental Laws, or (c) knows of any basis for any such investigation, notice or violation, except as disclosed on Schedule 4.13 hereto, and as to such matters disclosed on such Schedule, none will have a material adverse effect on the financial condition or business of the Company or any of its Subsidiaries. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or has occurred on, under or to any real property in which the Company or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law.

                                    ARTICLE V

                                    COVENANTS

         5.1 Affirmative Covenants. The Company covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement, it shall, and shall cause each of its Subsidiaries to:

                (a) Preservation of Existence, Etc. (i) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its qualification in good standing to do business in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under Environmental
Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

     (ii) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of each of the Partners and their qualification in good standing to do business in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of their businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

                (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

                (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of the business of the Company or any of its Subsidiaries and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and, in addition to that insurance required under the Security Documents, maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by Bank One for purposes of assuring compliance with this Section 5.1(c).

     (d)  Reporting   Requirements.   Furnish   to  Bank   One  the   following:

     (i) Promptly and in any event within three Business Days after becoming aware of the occurrence of (A) any Event of Default or Default, (B) the commencement of any material litigation against, by or affecting the Company, the Partners, or any of the Subsidiaries, and any material developments therein, or (C) entering into any material contract or undertaking that is not entered into in the ordinary course of business or (D) any development in the business or affairs of the Company or any of its Subsidiaries which has resulted in or which is likely in the reasonable judgment of the Company, to result in a material adverse change in the business, properties, operations or condition, financial or otherwise of the Company or any of its Subsidiaries, a statement of the chief financial officer of the Company setting forth details of each such Event of Default or Default and such litigation, material contract or undertaking or development and the action which the Company or such Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

     (ii) As soon as available and in any event within 45 days after the end of each of the first eleven fiscal months of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related consolidated statements of income, retained earnings and changes in financial position for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles, together with a certificate of the chief financial officer of the Company stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto;

     (iii)As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for such fiscal year, as provided by the Company to the Partners under the Partnership Agreement, with a customary audit report of independent certified public accountants selected by the Company if required to be delivered to the Partners under the Partnership Agreement, together with a certificate of the chief financial officer of the Company stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto;

     (iv) Promptly and in any event within 10 calendar days after receiving or becoming aware thereof, (A) a copy of any notice of intent to terminate any Plan filed with the PBGC, (B) a statement of the chief financial officer of the Company setting forth the details of the occurrence of any Reportable Event with respect to any Plan, (C) a copy of any notice that the Company, any of its Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, or (D) a copy of any notice of failure to make a required installment or other payment within the meaning of Section 412(n) of the Code or Section 302(f) of ERISA with respect to a Plan;

     (v) Promptly and in any event within 10 days after receipt, a copy of any management letter or comparable analysis prepared by the auditors for the Company or any of its Subsidiaries;

     (vi) Annually  and  concurrently  with being  delivered  to the  Management
          Committee, the business plan to be reviewed by the Management Committee, as well as any revisions of the business plan reviewed by the Management Committee;

     (vii)Annually, on or before the anniversary date of this Agreement, a certificate of the Company's chief financial officer stating that he or she has reviewed the Security Documents and that the Company is in compliance with the terms thereof; and

     (viii) Promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of it Subsidiaries as Bank One may from time to time reasonably request.

                (e) Accounting, Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit Bank One or any agents or representatives thereof to examine (and upon the occurrence and during the continuance of any Event of Default, make copies of and abstracts from) the records and books of account of, and visit the properties of, the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective directors, officers, employees and independent auditors, and by this provision the Company does hereby authorize such persons to discuss such affairs, finances and accounts with Bank One, and (ii) permit Bank One or any of its agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets, including without limitation all collateral subject to the Security Documents at the Company's expense.

                (f) Additional Security and Collateral. Promptly execute and deliver, and cause the Guarantor to execute and deliver, additional Security Documents, within 30 days after request therefor by Bank One, sufficient to grant to Bank One liens and security interests in any after acquired property of the type described in Section 2.10. The Company shall notify Bank One, within 10 days after the occurrence thereof, of any event or condition that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens and security interests of Bank One pursuant to the Security Documents.

                (g) Further Assurances. Will, and will cause the Guarantor to, execute and deliver within 30 days after request therefor by Bank One, all further instruments and documents and take all further action that may be necessary or desirable, or that Bank One may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of Bank One under, this Agreement, the Notes and the Security Documents, including without limitation causing each lessor of real property to the Company or any Subsidiary to execute and deliver to Bank One, prior to or upon the commencement of any tenancy, an agreement in form and substance acceptable to Bank One duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the security documents and agreeing to permit Bank One to enter such premises in connection therewith. The Company further agrees to deliver to Bank One, on or before each anniversary date of the Effective Date, a certificate of the chief financial officer of the Company stating that he has reviewed the Security Documents and that the Company and Guarantor are in compliance with the terms and conditions thereof. The Company shall take, or cause to be taken, all action necessary to permit such an opinion to be rendered, including filing such financing statements and continuation statements and executing and delivering such supplements to the Security Documents and other instruments as may be necessary or desirable in connection with such opinion.

                (h) Payment of Indebtedness to Others. Pay when due (or within any applicable grace periods) all Indebtedness due to third Persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on the Company's financial books and records. If the Company fails to make any such payment, the Company shall give Bank One proper notice of the failure. The Company further agrees to make all lease payments when due, and to take no action that could result in any additional fees or penalties being imposed under any leases, such as late fees, prepayment penalties, or cancellation penalties.

        5.2 Negative Covenants. Until the Maturity Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement, the Company agrees that, it shall not, and shall not permit any of its Subsidiaries to:

     (a) Indebtedness. Create, incur, assume, or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

     (i)  The Loans;

     (ii) The Indebtedness described on Schedule 5.2(a) hereto, having the same terms as those existing on the date of this Agreement, but no extension or renewal thereof shall be permitted;

     (iii)Indebtedness of any Subsidiary of the Company owing to the Company or to any other Subsidiary of the Company;

     (iv) Liabilities not exceeding $2,000,000 in the aggregate in respect of Unfunded Benefit Liabilities under any Plan or of any ERISA Affiliate; and

     (v) Indebtedness under Capital Leases and Indebtedness arising under purchase money obligations incurred solely to finance the acquisition of equipment, provided that the principal amount of such Indebtedness does not exceed the cost of the equipment purchased and the aggregate principal amount of all such Indebtedness, together with the Indebtedness under Capital Leases, does not exceed $150,000 at any time.

     (vi) Other Indebtedness in aggregate principal amount not exceeding $50,000 outstanding at any one time.

                  (b) Indebtedness to Partners/Guarantor. Notwithstanding anything else contained in this Agreement, the Company may incur Indebtedness to the Partners or the Guarantor, or any of them, in aggregate principal amount not to exceed Five Million Dollars ($5,000,000) at any one time outstanding, and make payments of principal and interest thereon (irrespective of the limitations contained in Section 5.2(j)). All such Indebtedness to the Partners and to the Guarantor shall be subordinate to all Indebtedness now or hereafter owing by the Company to Bank One. The Company may not incur any additional indebtedness to the Partners and Guarantor without written consent of Bank One.

                (c) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

                        (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

                        (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which do not secure obligations exceeding $500,000 in the aggregate and which would not have a material adverse effect on the business or operations of the Company or any of its Subsidiaries and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, or surety, customs or appeal bonds to which the Company or any of its Subsidiaries is a party;

                        (iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Company or any of its Subsidiaries;

                         (iv) Liens created  pursuant to the Security  Documents
                    and Liens expressly permitted by the Security Documents;

                        (v) Each Lien described on Schedule 5.2(c) hereto may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted;

                        (vi) Liens securing purchase money Indebtedness permitted under Section 5.2(a)(v), provided that any such Lien only encumbers the assets purchased with the proceeds of such Indebtedness; and

                        (vii) The interest or title of a lessor under any Capital Lease or other lease otherwise permitted under this Agreement with respect to the property subject to such lease to the extent performance of the obligations of the Company or its Subsidiary thereunder are not delinquent.

     (d) Net Worth. Permit or suffer the Consolidated Net Worth of the Company and its Subsidiaries from and after June 3, 2001, to be less than $17,000,000.

                (e) Merger, Acquisitions, Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or a substantial portion of the capital stock of or other ownership interest in any other person; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other person, provided, however, that this subsection shall not prohibit any merger or acquisition if the Company shall be the surviving or continuing person and, immediately after such merger or acquisition, no Default or Event of Default shall exist or shall have occurred and be continuing and, prior to the consummation of such merger or acquisition, the Company shall have provided to Bank One an opinion of counsel and a certificate of the chief financial officer of the Company (attaching computations to demonstrate compliance with all financial covenants hereunder), each stating that such merger or acquisition complies with this subsection and that any other conditions under this Agreement relating to such transaction have been satisfied and provided, further, that this subsection shall not prohibit the incorporation of the Company so long as the equity interests on the resulting corporation are owned only by the Partners in the same proportions as the Company is owned by them prior to the incorporation or to the extent that the Company, as so incorporated, is owned 100% by Amcast, and the Company and Bank One shall amend this Agreement, the Notes, and the Security Documents as necessary to accommodate such incorporation.

                (f) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than finished inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment without the prior written consent of Bank One.

                (g) Nature of Business. Make any substantial change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those in which it is engaged on the date of this Agreement.

                (h) Transactions with Affiliates. Enter into, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate except in the ordinary course of business and on terms not less favorable to the Company or such Subsidiary than those which could be obtained if such contract or undertaking were an arms length transaction with a person other than an Affiliate.

                (i) Negative Pledge Limitation. Enter into any Agreement with any person other than Bank One pursuant hereto which prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired except as set forth in Schedule 5.2(a).

                (j) Distributions and Other Restricted Payments. Except as permitted under the last paragraph of Section 5.2(b), make, pay, declare, or authorize any payment or distribution in respect of any partnership interest or in connection with any redemption, purchase, retirement, or other acquisition, directly or indirectly, of any partnership interests, or make or authorize any payments on any loan, advance, or other credit extension made by any of the Partners, the Guarantors, or their Affiliates.

                (k) Investment, Loans, and Advances. Make any loan, advance, or other credit extension to, or purchase or otherwise acquire any capital stock of or other ownership interest in, or debt security of or other evidences of Indebtedness of, any of the Partners, the Guarantor, or their Affiliates.

     (l) Inconsistent Agreements. Enter into any agreement containing any provision which would be violated or breached by this Agreement or any of the transactions contemplated hereby or by performance by the Company or any of its Subsidiaries or any Guarantor of its obligations in connection therewith.

                (m) Payments Following Guarantor Default. Following the occurrence of a Guarantor Default, make any payments or prepayments of principal or interest on any outstanding Indebtedness except for regularly scheduled payments of principal and interest otherwise due in the absence of the Guarantor Default.

                                   ARTICLE VI

                                     DEFAULT

     6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default":

     (a) Nonpayment. The Company shall fail to pay when due any principal of or interest on the Notes or any fees or any other amount payable hereunder;

                (b) Misrepresentation. Any representation or warranty made by the Company in Article IV hereof or in any Security Document or any other certificate, report, financial statement or other document furnished by or on behalf of the Company in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;

     (c) Certain Covenants. The Company shall fail to perform or observe any term, covenant or agreement contained in Article V hereof, or there occurs any change in the ownership of the Company or of any of the Partners;

                (d) Other Defaults. The Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any Security Document, and any such failure shall remain unremedied for 10 calendar days after notice thereof shall have been given to the Company by Bank One (or such longer or shorter period of time as may be specified in such Security Document);

                (e) Other Indebtedness. The Company or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness to Amcast), beyond any period of grace provided with respect thereto; or if the Company or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either
(i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holders) to assume operational control of the Company;

                (f) Judgments. One or more judgments or orders for the payment of money in an aggregate amount of $100,000 shall be rendered against the Company, the Partners or any of its Subsidiaries, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Company, the Partners or any of its Subsidiaries which causes or could cause a material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company, the Partners or any of its Subsidiaries or which does or could have a material adverse effect on the legality, validity or enforceability of this Agreement, the Notes or any Security Document, and either (i) such judgment or order shall have remained unsatisfied and the Company, such Partner or such Subsidiary shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order;

                (g) ERISA.  The occurrence of a Reportable Event that results in or could result in liability of the Company, any Subsidiary of the Company or any ERISA Affiliate to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any Subsidiary of the Company or any ERISA Affiliate of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any Subsidiary of the Company or any ERISA Affiliate shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Subsidiary of the Company, any ERISA Affiliate to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of the Company, any Subsidiary of the Company or any ERISA Affiliate to the PBGC or any Plan; or the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(9a)(2) of ERISA; or the Company, any of its Subsidiaries or any ERISA Affiliate becomes an employer with respect to any Multiemployer Plan without the prior written consent of Bank One;

                (h) Insolvency, Etc. The Company or any of the Partners shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any of the Partners any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company or a Partner and is being contested by the Company or the Partner in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Company or a Partner shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

     (i) Guarantor Defaults. Any event of default described in the Guaranty shall have occurred and be continuing.

        6.2     Remedies.

                (a) Upon the occurrence and during the continuance of any Event of Default, and subject to the terms of Section 6.3, Bank One, shall, within one Business Day, by notice to the Company and Guarantor, (i) terminate the Commitment or (ii) declare the outstanding principal of, and accrued interest on, the Notes and all other amounts owing under this Agreement to be immediately due and payable, or both of the foregoing, whereupon the Commitment shall terminate forthwith and all such amounts shall become immediately due and payable, as the case may be, provided that in the case of any event or condition described in Section 6.1(h) with respect to the Company, the Commitment shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

                (b) Subject to Section 6.3, Bank One may in addition to the remedies provided in Section 6.2(a), exercise and enforce any and all other rights and remedies available to it or Bank One, whether arising under this Agreement, the Notes or any Security Document or under applicable law, in any manner deemed appropriate by Bank One, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or any Security Document or in aid of the exercise of any power granted in this Agreement, the Notes or any Security Document.

                (c) Subject to Section 6.3, upon the occurrence and during the continuance of any Event of Default, Bank One may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to Bank One, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank One to or for the credit or the account of the Company and any property of the Company from time to time in possession of Bank One, irrespective of whether or not Bank One shall have made any demand hereunder and although such obligations may be contingent and unmatured. Bank One acknowledges that with respect to the Cash Collateral, any set off is subject to the terms of the Amcast Forbearance Agreement. The Company hereby grants to Bank One a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of the obligations of the Company under this Agreement. The rights of Bank One under this Section 6.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank One may have.

                (d) In addition to other amounts payable pursuant to this Agreement, the Company confirms that it shall further pay, together with any payment of the Loans hereunder after the occurrence and during the continuance of any Event of Default, all amounts required to be paid pursuant to Section 3.8.

        6.3 Remedies upon Guarantor Default. Upon a Guarantor Default occurring, Bank One may terminate the Commitment and declare the outstanding principal of, and accrued interest on, the Notes and all other amounts owing under this Agreement to be immediately due and payable, whereupon the Commitment shall terminate and all such amounts shall become immediately due and payable. Thereafter, subject to the terms of the Amcast Forbearance Agreement, Bank One may pursue any and all remedies which it may have under its Guaranty.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 Amendments, Etc. (a) No amendment, modification, termination or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by Bank One.

                (b) Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        7.2 Notices. (a) All notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 1450 Musicland Drive, Franklin, Indiana 46131, Attention: Chief Financial Officer, Facsimile No. (317) 738-0262, with a copy to Amcast at 7887 Washington Village Drive, Dayton, Ohio 45459-3900, Attention: Chief Financial Officer, Facsimile No. (937) 291-7007, and to Bank One at the address and number for notices set forth on the signature pages hereof, or to such other address as may be designated by the Company, Bank One by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by facsimile, at the time of sending, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, provided, however, that notices to Bank One shall not be effective until received.

                (b) Notices by the Company to Bank One with respect to terminations or reductions of the Commitments pursuant to Section 2.2, requests for Loans pursuant to Section 2.4, requests for continuations or conversions of Loans pursuant to Section 2.7, and notices of prepayment pursuant to Section 3.1 shall be irrevocable and binding on the Company.

        7.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of Bank One, nor any delay or failure on the part of Bank One in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice Bank One's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to Bank One under this Agreement, the Notes or any Security Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement, the Notes or any Security Document or by applicable law to Bank One may be exercised from time to time and as often as may be deemed expedient by Bank One and, unless contrary to the express provisions of this Agreement, the Notes or any Security Document, irrespective of the occurrence or continuance of any Default or Event of Default.

        7.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company or Guarantor made herein or in any Security Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or Guarantor in connection with this Agreement shall be deemed to be material and to have been relied upon by Bank One, notwithstanding any investigation heretofore or hereafter made by any Bank or on Bank One's behalf, and those covenants and agreements of the Company set forth in Section 3.6, 3.8 and 8.5 hereof shall survive the repayment in full of the Loans and the termination of the Commitments.

        7.5 Expenses. The Company agrees to pay, or reimburse Bank One for the payment of, on demand, all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, Notes, the Security Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and all reasonable costs and expenses of Bank One (including reasonable fees and expenses of equipment and real estate appraisers and legal counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or the Notes or any Security Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement.

        7.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Bank One, assign its rights or obligations hereunder or under the Notes or any Security Document and Bank One shall not be obligated to make any Loan hereunder to any entity other than the Company. Bank One may assign to any financial institution or institutions, and such financial institution or institutions may further assign, all (but not less than all) of Bank One's rights and benefits under this Agreement and the Notes and the Security Document without further consent, acknowledgment, or confirmation. To the extent of any assignment, such assignee or assignees shall have the same rights and benefits against the Company under Section 6.2(c) as it or they would have had if such assignee or assignees were making the Loans to the Company hereunder.

                (b) Bank One from time to time in its sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of Bank One provided under this Agreement, the Notes, any Security Documents or otherwise. In furtherance of such agency, Bank One may from time to time direct that the Company and the Guarantor provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to Bank One. The Company and each Guarantor consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of Bank One in the same manner as would be required if dealing with Bank One itself.

        7.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

        7.8 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Indiana applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Company further agrees that any legal action or proceeding with respect to this Agreement, the Notes or any Security Document or the transactions contemplated hereby may be brought in any court of the State of Indiana, or in any court of the United States of America sitting in Indiana, and the Company submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property, and irrevocably appoints its Chief Financial Officer, whose address in Indiana is set forth in Section 7.2, as its agent for service of process and irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to such agent or to the Company or by the mailing thereof by registered or certified mail, postage prepaid to the Company at its address set forth in Section 7.2. Nothing in this paragraph shall affect the right of Bank One to serve process in any other manner permitted by law or limit the right of Bank One to bring any such action or proceeding against the Company or its property in the courts of any other jurisdiction. The Company irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

        7.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

        7.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

        7.11 Integration and Severability. This Agreement embodies the entire agreement and understanding among the Company and Bank One and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement, the Notes or any Security Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, the Notes or any Security Document in any other jurisdiction.

        7.12 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

        7.13 Intent of the Parties. By executing this Agreement and the Notes, the parties have no intention of extinguishing or terminating the rights, interests, or obligations of the Borrower under the Prior Credit Agreement and the promissory notes issued thereunder but have executed this Agreement with the intention of replacing the terms of the Prior Credit Agreement with the terms contained in this Agreement.

        7.14 Interest Rate Limitation. Notwithstanding any provision of this Agreement, the Notes or any Security Document, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Notes or any Security Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever Bank One shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to Bank One have been paid in full.

        7.15 Waiver of Jury Trial. Bank One and the Company, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right each of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of either of them. Neither Bank One nor the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either Bank One or the Company except by a written instrument executed by each of them.









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


        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.


                           CASTING TECHNOLOGY COMPANY

                           By:  AMCAST CASTING TECHNOLOGIES,
                                INC., its General Partner


                           By:   /s/ Francis J. Drew

                           Its:      Vice President

                           And

                           By:  IZUMI, INC., its General Partner


                           By:   /s/ Francis J. Drew

                           Its:      Vice President


Address for Notices:       BANK ONE, INDIANA, NATIONAL
100 East Broad Street      ASSOCIATION
12th Floor
Columbus, OH 43271-0225
Attention:  M.Reeves       By:   /s/ Michael A. Reeves

                           Its:      Vice President


                           AMCAST INDUSTRIAL CORPORATION,
                                As Guarantor


                           By:   /s/ Francis J. Drew

                           Its:      Vice President